EXHIBIT 99




November 12, 2004


FOR IMMEDIATE RELEASE:



CONTACT:
  Brian R. Buckley, Vice President
  Community Investors Bancorp, Inc.
  P.O. Box 749
  Bucyrus, Ohio 44820-0749
  (419) 562-7055


Community Investors Bancorp, Inc. Reports Net Earnings For The Three Months Ended September 30, 2004


Bucyrus, Ohio - Community Investors Bancorp, Inc. (Nasdaq: "CIBI"), parent company of First Federal Community Bank of Bucyrus, reported net earnings of $214,000, or $.20 per basic share, for the quarter ended September 30, 2004, representing a decrease of $23,000, or 9.7%, compared to the net earnings of $237,000, or $.23 per basic share, reported in the 2003 quarter. The decrease in 2004 earnings was primarily attributable to a $60,000, or 8.9%, increase in general, administrative and other expense, as well as a decrease of $15,000 or 10.3% in other income. This was partially offset by a $57,000, or 6.2% increase in net interest income. The increase in general, administrative and other expense primarily reflects increased costs of data and item processing, due to our offerings of internet banking and operations of two new branches, as well as professional expense increases related to regulatory compliance. These increases were partially offset by reductions in our employee compensation and benefit plan expenses, mainly reflecting our decision to freeze our defined benefit plan. Our new branches, which opened in 2003, as well as our internet banking initiatives have shown steady growth and will allow the Company to continue expand its product offerings, provide better service to its customers and provide for future growth. The Company continues to expand its product offerings and search for new opportunities to serve its customers and shareholders, while looking for opportunities to increase our efficiency.

Community Investors Bancorp, Inc. reported total assets at September 30, 2004, of $122.4 million, total liabilities of $109.0 million, including total deposits of $82.0 million and total stockholders' equity of $13.4 million.

                Community Investors Bancorp, Inc.
    CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                         (In thousands)

                                                September 30,   June 30,
     ASSETS                                              2004       2004

Cash and cash equivalents                            $  4,223   $  6,720
Investment securities                                  13,027     12,928
Mortgage-backed securities                                936      1,133
Loans receivable                                       98,934     95,862
Other assets                                            5,254      5,211
                                                      -------    -------

     Total assets                                    $122,374   $121,854
                                                      =======    =======
     LIABILITIES AND SHAREHOLDERS' EQUITY

Deposits                                             $ 81,962   $ 87,203
Advances from the Federal Home Loan Bank               26,558     21,062
Other liabilities                                         491        357
                                                      -------    -------
     Total liabilities                                109,011    108,622

Shareholders' equity                                   13,363     13,232
                                                      -------    -------
     Total liabilities and shareholders' equity      $122,374   $121,854
                                                      =======    =======


                Community Investors Bancorp, Inc.
          CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
                (In thousands, except share data)

                                                     Three months ended
                                                        September 30,
                                                       2004       2003

Total interest income                                $1,570     $1,619

Total interest expense                                  600        706
                                                      -----      -----

     Net interest income                                970        913

Provision for losses on loans                            38         22
                                                      -----      -----

     Net interest income after provision
      for losses on loans                               932        891

Other income                                            130        145

General, administrative and other expense               737        677
                                                      -----      -----

     Earnings before income taxes                       325        359

Federal income taxes                                    111        122
                                                      -----      -----

     NET EARNINGS                                    $  214     $  237
                                                      =====      =====

     EARNINGS PER SHARE
       Basic                                          $ .20      $ .23
                                                        ===        ===

       Diluted                                        $ .19      $ .22
                                                        ===        ===